UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2012

KBS REAL ESTATE INVESTMENT TRUST III, INC.
(Exact name of registrant specified in its charter)

Maryland	333-164703	27-1627696
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant's telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
The information in this Report set forth under Item 2.03 regarding the financing arrangements entered in connection with the acquisition of Town Center (which is described in Item 2.01) is incorporated herein by reference.
ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
On March 27, 2012, KBS Real Estate Investment Trust III, Inc. (the "Company"), through an indirect wholly owned subsidiary (the "Owner"), acquired from North Dallas Town Center LP and Tennyson Development LP three office buildings totaling 522,043 rentable square feet located on approximately 10.3 acres of land in Plano, Texas (“Town Center”). The sellers are not affiliated with the Company or KBS Capital Advisors LLC, the Company's external advisor (the "Advisor").
The purchase price of Town Center was approximately $113.0 million plus closing costs. The Company funded the purchase of Town Center with proceeds from the Town Center Mortgage Loan (which is described in Item 2.03) in the amount of $60.3 million and proceeds from the Company's ongoing initial public offering.
The three office buildings of Town Center were built in 2001, 2002 and 2006 and at acquisition, were collectively 87.5% leased to 51 tenants. The current aggregate annualized base rent for the tenants of Town Center, which represents annualized contractual base rental income, adjusted to straight-line any contractual rent increases or decreases from each lease's inception through the balance of the term, is approximately $8.3 million and the current weighted-average remaining lease term for the tenants is approximately 5.3 years. The current weighted-average rental rate over the lease term, which is calculated as the annualized base rent divided by the leased rentable square feet, is $25.47 per square foot. There were no tenants that accounted for more than 10% of the property's total rentable square feet as of the date of acquisition.
ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF‑BALANCE SHEET ARRANGEMENT OF REGISTRANT
On March 27, 2012, in connection with the Company's acquisition of Town Center, the Company, through the Owner, entered into a one-year secured mortgage loan with Wells Fargo Bank, National Association, an unaffiliated lender (the "Mortgage Lender"), for borrowings of up to $60.3 million secured by Town Center (the "Town Center Mortgage Loan"). The Company drew the entire $60.3 million at the closing of the loan. The Town Center Mortgage Loan matures on March 27, 2013.  The Town Center Mortgage Loan bears interest at a floating rate of 225 basis points over one-month LIBOR during the term of the loan and monthly payments are interest only with the entire balance and all outstanding interest and fees due at maturity, assuming no prior prepayment.  On or after September 27, 2012, the Company will have the right to prepay all or a portion of the Town Center Mortgage Loan without penalty or fees.
KBS REIT Properties III, LLC ("REIT Properties III"), the Company's wholly owned subsidiary, is providing a limited guaranty of the Town Center Mortgage Loan with respect to certain potential costs, expenses, losses, damages and other sums which may result from certain intentional acts committed by the Company, the Owner, REIT Properties III, the Advisor and/or any of their affiliates in violation of the loan documents. REIT Properties III is also providing a guaranty of the principal balance and any interest or other sums outstanding under the Town Center Mortgage Loan in the event of certain bankruptcy or insolvency proceedings involving the Owner.
The Town Center Mortgage Loan is also cross-collateralized and, at the option of the Mortgage Lender, cross-defaulted with a bridge loan (the “Bridge Loan”) secured by two of the Company's other real estate assets, the Las Cimas IV and Domain Gateway buildings. Additionally, on March 27, 2012 the deeds of trust for both of those assets were modified to provide that the Bridge Loan is cross-collateralized and, at the option of the Mortgage Lender (which is also the lender under the Bridge Loan), cross-defaulted with the Town Center Mortgage Loan.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a)
Financial Statements of Real Estate Acquired. Since it is impracticable to provide the required financial statements for the acquired real property described in Item 2.01 at the time of this filing and no financials (audited or unaudited) are available at this time, the Company hereby confirms that it intends to file the required financial statements on or before June 12, 2012, by amendment to this Form 8-K.

(b)	Pro Forma Financial Information. See paragraph (a) above.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST III, INC.

Dated: March 29, 2012	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer